EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE

May 14, 2013	Analyst Contact: Susan Allen (203) 499-2409

UIL Holdings Corporation Declares Quarterly Dividend

UIL Holdings Corporation (NYSE: UIL) announced that its Board of Directors declared a quarterly dividend of $0.432 per share on its Common Stock at today’s Board meeting. This dividend is payable July 1, 2013 to shareowners of record at the close of business on June 17, 2013.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of 699,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (BGC), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.